Exhibit 99.1

For additional information, contact:

Joseph Stegmayer
Chairman and CEO
Phone: 602-256-6263
joes@cavco.com
News Release
On the Internet:
www.cavco.com

FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS SECOND QUARTER RESULTS
Sales $38.4 million
Net income $1.9 million
PHOENIX, AZ — (October 25, 2007) — Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the second quarter and first six months of fiscal 2008 ended September 30, 2007.
          Net sales for the second quarter totaled $38,435,000, down 11% from $43,063,000 for the second quarter of fiscal year 2007.
          Net income for the second quarter of $1,909,000 was 41% below the $3,217,000 reported in the same quarter one year ago. Net income per share based on basic and diluted weighted average shares outstanding was $0.30 and $0.29, respectively, versus $0.51 and $0.49, respectively last year.
          For the first six months of fiscal 2008, net sales decreased 22% to $75,801,000 from $97,113,000 for the comparable prior year period, and net income declined 52% to $3,644,000 from $7,551,000 last year. For the first half of fiscal 2008, net income per share based on basic and diluted weighted average shares outstanding was $0.57 and $0.55, respectively, versus $1.19 and $1.14, respectively for the year-earlier period.
          Commenting on the results, Joseph Stegmayer, Chairman, President and Chief Executive Officer, said, “The second quarter of fiscal 2008 has proven to be difficult, as expected. The reported turmoil in the mortgage loan markets and the overall housing sector weakness continue to affect our order rates and sales volume. While we have been successful in maintaining market share in our core region, the market itself remains depressed, with manufactured home shipments for the first eight months of the calendar year down 23% nationally and 43% in Arizona and California.”
          Mr. Stegmayer concluded, “Although the strong headwinds in the market place will continue to be a challenge, we will remain focused on expanding the value and diversity of our product offerings. Tailoring homes to meet the needs of our customers coupled with a strong commitment to customer satisfaction and service are core competencies that will contribute to our long term success.”
          Cavco’s senior management will hold a conference call to review these results tomorrow, October 26, 2007, at 12:00 noon (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link, or the web site www.earnings.com. An archive of the webcast and presentation will be available for 90 days at these website addresses.
          Cavco Industries, Inc., headquartered in Phoenix, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The Company is also a leading producer of park model homes and vacation cabins in the United States.

          Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to, adverse industry conditions, a write-off of all or part of our goodwill could adversely affect operating results and net worth, the cyclical and seasonal nature of our business, limitations on our ability to raise capital, curtailment of available financing in the manufactured housing industry, our contingent repurchase obligations related to wholesale financing, competition, our ability to maintain relationships with retailers, labor shortages, pricing and availability of raw materials and unfavorable zoning ordinances, together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2007 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.
(more)

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	March 31,
	2007	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,640	$12,976
Short-term investments	64,675	50,900
Restricted cash	323	339
Accounts receivable	8,641	8,107
Inventories	11,689	13,464
Prepaid expenses and other current assets	1,874	2,273
Deferred income taxes	4,018	3,930

Total current assets	97,860	91,989

Property, plant and equipment, at cost:
Land	6,050	6,050
Buildings and improvements	7,207	7,029
Machinery and equipment	7,874	7,617

	21,131	20,696
Accumulated depreciation	(8,215)	(7,894)

	12,916	12,802

Goodwill	67,346	67,346

Total assets	$178,122	$172,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,479	$2,868
Accrued liabilities	18,934	18,417

Total current liabilities	21,413	21,285

Deferred income taxes	13,802	12,760

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common Stock, $.01 par value; 20,000,000 shares authorized; Outstanding 6,425,165 and 6,382,980 shares, respectively	64	64
Additional paid-in capital	124,039	122,868
Retained earnings	18,804	15,160

Total stockholders’ equity	142,907	138,092

Total liabilities and stockholders’ equity	$178,122	$172,137

(more)

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$38,435	$43,063	$75,801	$97,113
Cost of sales	32,887	35,014	64,813	78,445

Gross profit	5,548	8,049	10,988	18,668
Selling, general and administrative expenses	3,555	3,718	7,129	8,139

Income from operations	1,993	4,331	3,859	10,529
Interest income	718	619	1,389	1,193

Income before income taxes	2,711	4,950	5,248	11,722
Income tax expense	802	1,733	1,604	4,171

Net income	$1,909	$3,217	$3,644	$7,551

Net income per share:
Basic	$0.30	$0.51	$0.57	$1.19

Diluted	$0.29	$0.49	$0.55	$1.14

Weighted average shares outstanding:
Basic	6,423,387	6,358,980	6,411,961	6,357,399

Diluted	6,660,242	6,602,291	6,656,135	6,623,719

(more)

CAVCO INDUSTRIES, INC.
Other Operating Data — Continuing Operations
(Dollars in thousands, except average sales price amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales
Manufacturing	$35,130	$41,376	$71,368	$92,944
Retail	4,414	3,477	7,024	7,796
Less: Intercompany	(1,109)	(1,790)	(2,591)	(3,627)

Net sales	$38,435	$43,063	$75,801	$97,113

Floor shipments — manufacturing	1,317	1,494	2,656	3,350

Average sales price per floor - manufacturing	$26,674	$27,695	$26,870	$27,744

Home shipments — manufacturing	823	905	1,679	1,968

Average sales price per home - manufacturing	$42,685	$45,719	$42,506	$47,228

Home shipments — retail	67	33	96	76

Capital expenditures	$225	$214	$501	$714

Depreciation	$197	$140	$387	$372

###